UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 15, 2008 (September 12, 2008)

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6100 West Chester Road

West Chester, Ohio  45069

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Purchase and Assumption Agreement

On September 12, 2008, Peoples Community Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Peoples Community Bank (the “Bank”), entered into a Purchase and Assumption Agreement (the “Agreement”) with CenterBank (the “Buyer”) and The Community Bank Strategic Equity Fund, LLC (“CBSEF”).  The Agreement provides for the purchase of a substantial portion of the Bank’s assets, as well as the assumption of all of the Bank’s deposits and certain other liabilities by the Buyer.  The Agreement also provides for the assumption of all of the liabilities with respect to the Company’s trust preferred obligations by a savings and loan holding company to be organized by the Buyer, CBSEF and other investors (“Buyer Parent”), who will become a party to the Agreement when formed.  The organization of Buyer Parent is further described below.

The Agreement provides that the Buyer will pay a 5.5% premium on the deposits of the Bank, excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts, and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral.  The Bank’s other assets to be sold in the transaction, at net book value, include real and personal property, cash, investment securities, certain commercial, residential and consumer loans, and certain other assets.

As part of the proposed transaction, the Company will retain certain assets, including loans greater than 60 consecutive days past due as of the closing date of the transaction or that become classified, as specified in the Agreement, between March 31, 2008 and the closing date, and certain liabilities.  In addition, the Agreement provides that if at any time between the closing date and the second anniversary of the closing date, any consumer loans specified in the Agreement become more than 60 consecutive days past due or become subject to regulatory downgrade, the Company may be required to repurchase the past-due or downgraded loans from the Buyer (referred to as “Repurchase Obligation”).  The parties agreed to maintain an escrow account to secure the Company’s Repurchase Obligation until the second anniversary of the closing date.  The escrow account will be funded by the Bank at the closing of the proposed transaction with $2.0 million in cash and a pledge of certain loans that the Company will continue to hold after the closing, which pledge shall continue until the amount in the escrow account reaches $5.0 million as a result of the loan payments received on such pledged loans.

The purchase price of the assets and the deposits being sold by the Bank, which will be calculated as of the close of business on the closing date, will be offset against the amount owed by the Bank to the Buyer for assuming the Bank’s liabilities pursuant to the Agreement.  It is currently anticipated that the aggregate balance of the Bank’s liabilities will exceed the estimated purchase price.  To the extent the Bank does not have sufficient funds available at the time of the closing, the Company and the Bank have contingency plans, which may include selling certain loans that will not be purchased by the Buyer or obtaining a third-party loan, to be secured by the unsold loans, for the difference.

In connection with the consummation of the proposed transaction, the Buyer and the Company will enter into a participation agreement (“Participation Agreement”) pursuant to which the Buyer will buy a 50% participation interest in certain commercial loans to be retained by the Company upon consummation of the transaction.  The Buyer’s participation interest will be senior in right to payment under the loans until the Buyer’s participation interest is paid in full.  In addition, the Buyer and the Company will enter into a servicing agreement pursuant to which the Buyer, at the Company’s request, will service the loans retained by the Company in the transaction, including any loans subject to the Participation Agreement, and any consumer loans that the Company repurchases from the Buyer as result of the Company’s Repurchase Obligation described above, for a period of up to two years after the closing date.

Completion of the proposed transaction is subject to the approval of the Office of Thrift Supervision and other regulatory authorities (the “Regulatory Authorities”). In order to complete the transaction and as part of the required regulatory approvals, the Regulatory Authorities will need to authorize and approve the reorganization of the Buyer following the completion of the various steps described below. Prior to the purchase of the assets and assumption of the liabilities of the Bank by the Buyer, the Buyer, CBSEF and other investors will organize Buyer Parent and the Buyer will convert from an Ohio-chartered bank to a federal savings association.  The current stockholders of the Buyer will exchange their stock in the Buyer for stock in Buyer Parent, pursuant to a stock exchange agreement to be entered into, and Buyer Parent will acquire all of the equity interests of the Buyer thereby becoming its sole stockholder.

The proposed transaction as structured also requires the approval of the Company’s stockholders and the satisfaction of closing conditions. The conditions required to complete the transaction include, that within 30 days of the date of the Agreement, unless this period is extended for an additional 15 days pursuant to the Agreement, the Buyer and CBSEF must deliver to the Bank and the Bank must deliver to the Buyer reasonably satisfactory evidence that they will be able to perform their respective obligations under the Agreement.  For the Buyer and CBSEF this includes possessing the requisite capital and committed financial capability to consummate the reorganization of the Buyer, as described below, and to purchase the Bank’s assets and assume the Bank’s liabilities.  For the Bank this means the ability to pay the cash amount due to the Buyer and Buyer Parent at closing for the difference between the Bank’s liabilities and the estimated purchase price, as set forth above.

In addition, there may not be a material adverse change in the business or condition, financial or otherwise, of the Bank. A material adverse change of the Bank, may include, without limitation, a decline in the Bank’s deposits (excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts, and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral) by more than 10% from the aggregate amount of deposits as of the date of the Agreement.

The transaction contemplated by the Agreement is expected to close during the fourth quarter of 2008, subject to the satisfaction of the required closing conditions as set forth in the Agreement.

Upon consummation of the transaction and the assumption of the Bank’s deposits by the Buyer, the Bank will no longer be accepting deposits and will cease normal banking operations.  Until the closing, the Bank will continue its operations in the normal course and all of its deposits will continue to be insured to the fullest extent provided by law. The Bank continues to exceed all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt corrective action.

A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference as though fully set forth herein.  The foregoing summary description of the Agreement and the transaction contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Agreement.  The Agreement is filed in this Form 8-K to provide information regarding its terms.  It is not intended to provide any other factual information about the Company or the Bank.  The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specified dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the contracting parties.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Stockholders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Extension of Forbearance Agreement

As previously announced, the Company entered into a Forbearance Agreement with Integra Bank, N.A. (“Integra”) on July 24, 2008 (“Forbearance Agreement”) regarding the Company’s $17.5 million obligation to Integra under an outstanding line of credit from Integra that was due and payable on June 30, 2008.  The Company has received written notification from Integra indicating that this transaction constitutes an “Acceptable Transaction Agreement” under the Forbearance Agreement and, accordingly, Integra has extended the forbearance period to December 31, 2008.

Item 8.01                                             Other Events

On September 12, 2008, Peoples Community Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Peoples Community Bank (the “Bank”), entered into a Purchase and Assumption Agreement (the “Agreement”) with CenterBank (the “Buyer”) and The Community Bank Strategic Equity Fund, LLC (“CBSEF”).  The Agreement provides for the purchase of a substantial portion of the Bank’s assets, including all of the Bank’s branch offices, certain commercial, residential and consumer loans, and other assets, as well as the assumption of all of the Bank’s deposits and certain other liabilities by the Buyer.

For further information about the Agreement and the transaction with the Buyer and CBSEF, see the full text of the press release announcing the execution of the Agreement issued on September 12, 2008.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  Also, see the description of the Agreement contained in Item 1.01 of this Form 8-K.

Item 9.01                                             Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 2.1	Purchase and Assumption Agreement, dated as of September 12, 2008, by and among CenterBank, The Community Bank Strategic Equity Fund, LLC, Peoples Community Bank, and Peoples Community Bancorp, Inc.

	Exhibit 99.1	Press Release issued by Peoples Community Bancorp, Inc., dated September 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 15, 2008

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ JERRY D. WILLIAMS
Jerry D. Williams
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of September 12, 2008, by and among CenterBank, The Community Bank Strategic Equity Fund, LLC, Peoples Community Bank, and Peoples Community Bancorp, Inc.

99.1	Press Release issued by Peoples Community Bancorp, Inc., dated September 12, 2008